                            PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT, effective as of the 1st day of January, 1997, is made and entered into by and between AMERIND OIL COMPANY, LTD., as Seller ("Seller") and TIPPERARY OIL & GAS CORPORATION, as Buyer ("Buyer").

     1. BASIS OF AGREEMENT. Seller and Buyer are parties to that certain Joint Operating Agreement dated May 15, 1992 between Tri-Star Petroleum Company, as Operator, and Buyer, Seller and others as Non-operators, (the "Operating Agreement"), relative to the development of the area known as the Comet Ridge Project, State of Queensland, Australia. The Operating Agreement is attached hereto as Exhibit "A" and incorporated herein by reference for all purposes. Subject to the Reserved Right (hereinafter defined), Seller desires to sell all of its contractual and other rights, title and interest, of any nature whatsoever, arising under or created by the Operating Agreement, including, without limitation, all contract rights and any undivided interest in any real or personal property which Seller owns or has the right to acquire under the terms of the Operating Agreement presently or in the future, and Buyer desires to purchase all of Seller's contractual and other rights, title and interest of any nature whatsoever arising under or created by the Operating Agreement, including, without limitation, all contract rights and any undivided interest in any real or personal property which Seller owns or has the right to acquire under the terms of the Operating Agreement presently or in the future, all in accordance with the terms and conditions of this Purchase and Sale Agreement (the "Agreement").

     2. ASSETS TO BE PURCHASED AND SOLD. Subject to the terms set forth in this Agreement, the reservation of interest described below, and the terms and conditions of the Operating Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the following undivided percentage of interest in the assets and properties hereinafter described, as follows:


                            A.               B.                    C.
                                                             In Acquisition,
                                        In Leasehold      Drilling, Development
                            In        Ownership & Lease        Workover &
                        Production   Operating Expenses       Capital Costs
                            (%)              (%)                   (%)

Before Project Payout  4.4296875000       4.921875000            5.00

After Project Payout   4.275000           4.75000                4.75000


          (a) Seller's undivided interest, if any, in and to, and/or Seller's right to acquire an undivided interest in and to the Authority to Prospect 526 attached as Exhibit "B" hereto, and the ATP attached as Exhibit "B" to the

          Operating Agreement, and any extension, renewal or replacement of any ATP, howsoever denominated (the "ATP");

          (b) Seller's rights, if any, to reacquire any acreage which had comprised a part of the ATP but was relinquished by the Operator as a part of, or in connection with, a scheduled contraction of the ATP, and/or any other acreage which was at any time a part of the ATP but lapsed or was relinquished for any reason;

          (c) Seller's undivided interest, if any, in and to, and Seller's right to acquire an undivided interest in and to the petroleum leases and applications for petroleum leases listed and described on Exhibit "C" attached hereto (the "Leases") and applications for petroleum leases;

          (d) Seller's undivided interest, if any, in and to, and Seller's right to acquire an undivided interest in and to Pipeline License No. 27 described on Exhibit "D" and attached hereto and any connecting pipeline and/or gas gathering systems;

          (e) Seller's undivided interest, if any, in and to, and Seller's right to acquire an undivided interest in and to all permits, licenses, leases, servitudes, rights-of-way, easements, pipeline licenses and any other tenements or similar rights associated with the ATP and Leases and the operation of the ATP and Leases, whether presently existing, applied for, pending, created, issued or accrued, or applied for, created, issued or accrued in the future;

          (f) Seller's undivided interest, if any, in and to, and Seller's right to acquire an undivided interest in and to the wells listed and described on Exhibit "E" (the "Wells") and attached hereto, including all formations and depths within or below the wellbore, whether or not presently productive;

          (g) Seller's right, if any, to acquire an interest in any wells to be drilled in the future on the acreage described by the ATP or any extension, renewal or replacement of the ATP, howsoever denominated;

          (h) Seller's undivided interest, if any, in and to, and Seller's right to acquire an undivided interest in and to, all personal and mixed property located on the lands covered by the ATP and Leases and used in operations conducted on same, whether located on or off the wellsites, the Leases or the acreage described by the ATP;

          (i) Seller's undivided interest in and to, and the right to acquire an undivided interest in and to, any and all gas purchase and sale agreements, crude purchase and sale agreements, gas pipeline agreements, volumetric or other production payments of any nature, leases of equipment or facilities and any and all other agreements and rights which are (i) appurtenant to the ATP, Leases or Wells, or (ii) used or held for use in connection with the ownership or operation of the Wells or with the production, treatment, sale or disposal of water, hydrocarbons, or associated substances produced, used or disposed of in connection with the Wells, ATP or the Leases;

          (j) To the extent that such may be lawfully transferred, all of Seller's tax benefits or tax deductions under the laws of Australia, the State of Queensland or any municipality thereof, whether or not presently accrued, owned by or vested in Seller, including, without limitation, any tax benefits or deductions which may be lawfully transferred to Buyer under Australia's Income Tax Assessment Act 1997, or any applicable predecessor to such Act. This shall be a continuing obligation;

          (k) Seller's full right of subrogation to enforce the covenants and warranties, if any, which Seller is entitled to enforce against Seller's predecessors-in-title;

          (l) All of Seller's contract rights or other rights under the Operating Agreement of any nature whatsoever, whether express or implied, whether presently existing or vested in Seller or arising in the future, whether specifically enumerated above, including, but not limited to, all choses-in-action.

The rights and interests described in paragraphs (a) through (l) above are collectively referred to in this Agreement as the "Assets."

     3. CONTRACTUAL RESERVATION OF SELLER. Seller, for itself, its successors and assigns, hereby excepts and reserves and shall retain a contractual right (the "Reserved Right") to be paid by Buyer, its successors or assigns, in United States dollars, an amount equal to ten percent (10%) of the gross proceeds of the oil and gas actually produced and sold, less gathering, compression and transportation costs, and less any severance taxes (if any) due upon removal of the hydrocarbons by production and attributable to Seller's before payout net revenue interest of 4.4296875000% and after payout net revenue interest of 4.275000%, i.e., the Reserved Right shall equal .44296887500% of gross proceeds before payout and .427500% of gross proceeds after payout, until such time as only 10% of the economically recoverable reserves of oil and gas underlying the Comet Ridge Project remain in place; provided however, that should the interest actually conveyed to Buyer be less than the amounts set out above, the Reserved Right shall be proportionately reduced to reflect that reduced ownership interest.

     For the purposes of this contractual reservation, "gross proceeds of oil and gas actually received," shall mean the actual proceeds of sale received for oil or gas produced and sold, and any other things of value actually received in exchange for produced oil or gas. "Gross proceeds of oil and gas actually received" will also include payments made with regard to oil or gas to be produced or delivered in the future. "Gross proceeds of oil and gas actually received" will not include loans made against the security of oil or gas to be produced in the future unless oil or gas is actually delivered in repayment of any such loan, in which event the payment due Seller by Buyer will be based upon the actual fair market value of the oil or gas actually delivered in repayment. For this purpose, "gathering compression and transportation costs" will not include any capital costs (including costs of installation of any items used in gathering, compressing, or transporting), depreciation on owned assets, operating expenses or costs, exploratory expenses or costs, overhead costs or charges under the Operating Agreement or otherwise, or any other costs or expenses whatsoever other than the actual cost of gathering the produced gas from the wellheads and compressing and transporting it to market. For this purpose, "production and severance taxes" shall include taxes assessed relating to production or severance of hydrocarbons and not any income taxes assessed against Buyer relating to its income.

     4. THE EFFECTIVE DATE. The effective date of the purchase and sale, for all purposes, shall be January 1, 1997, at 12:01 a.m., Greenwich Mean Time plus ten, local time, Brisbane, Australia ("Effective Date").

     5. PURCHASE PRICE AND CLOSING DATE. The purchase price for the Assets shall be TWO MILLION NINE HUNDRED TWENTY FIVE THOUSAND DOLLARS AND 00/100 ($2,925,000.00), plus an amount equal to all joint interest billings, pre-billings and cash calls actually paid by Seller after the Effective Date, for work done or actually performed pursuant to the Operating Agreement on and after the Effective Date and before the Closing Date, less any revenues (if any) attributable to the interest conveyed by Seller to Buyer as of the Closing Date, whether or not actually received by Seller as of the Closing Date ("Purchase Price"), adjusted as set forth in the post-closing adjustment. The sale shall be completed at the offices of Hammett & Taylor, 4140 NationsBank Center, 700 Louisiana St. Houston, Texas, 77002, or some other location as agreed by Buyer and Seller, on or before October 31, 1997 (the "Closing Date"). At the closing, Seller shall deliver to Buyer a fully executed assignment and conveyance in the form attached hereto as Exhibit "F." The purchase price, less forty thousand dollars ($40,000) previously paid by Buyer to Seller, the receipt of which is hereby acknowledged, shall be paid to Seller as follows: TWO MILLION DOLLARS AND 00/100 ($2,000,000.00) at closing and the execution and delivery to Seller of Buyer's promissory note in the original principal sum of EIGHT HUNDRED EIGHTY FIVE THOUSAND DOLLARS AND 00/100 ($885,000.00), payable in full on January 31, 1998, in the form attached hereto as Exhibit "G" (the "Note"). The Note shall be secured by a security agreement in the form attached hereto as "H" and Buyer shall execute the UCC-1 Financing Statements attached hereto as Exhibit "I." Amounts due Seller representing the joint interest billings, pre-billings and cash calls as described above shall be determined and paid as part of the post-closing adjustment. Payment of funds at closing shall be wire transfer unless otherwise agreed by the parties. Notwithstanding the above, however, should the percentage of interest actually conveyed to Buyer be less than the percentage of interest set out in paragraph 2, above, the Purchase Price shall be proportionately reduced.

     6. POST-CLOSING ADJUSTMENTS. On or before January 31, 1998, the parties shall undertake to agree with respect to the adjustments or payments that were not fully and finally determined as of the Closing Date, and the amount due from Buyer to Seller, or Seller to Buyer, as the case may be. Seller shall provide Buyer access to such of Seller's records as may be reasonably necessary to a determination of post-closing adjustments. Payment by Buyer or Seller shall be made in immediately available funds within five
(5) business days of agreement. If the post-closing adjustment has not been agreed upon within the time period set forth herein, either party may seek to enforce any rights it claims hereunder.

     7. MUTUAL REPRESENTATIONS AND WARRANTIES. Buyer and Seller each represents and warrants to the other that:

          (a) The person executing this Agreement and the transactions contemplated hereby has all authority necessary to enter into this Agreement and to perform all of the obligations hereunder;

          (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not:

               (i) violate or conflict with any provision of any Certificate of Incorporation, Corporate By-Laws, partnership agreement or limited partnership agreement or other governing document of any nature;

               (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound;

               (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation, state or federal, of the United States of America.

          (c) This Agreement has been duly executed and delivered on its behalf, and at the closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be impacted by bankruptcy, reorganization, insolvency or similar laws affecting creditors rights generally;

          (d) No legal or administrative proceeding in or of the United States of America is pending or threatened that would prohibit it from entering into or consummating this Agreement; and

          (e) Each of the representations made by Buyer and Seller herein shall be true as of the Effective Date with the same force and effect as if made on said date.

      8. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Buyer that:

          (a) It will convey, assign and transfer to Buyer its contract, property and other rights in the Assets;

          (b) There is no action, suit, proceeding, claim or investigation by any persons, entities, administrative agency or governmental body pending or threatened against Seller that may adversely affect Seller's title, and the ability to transfer the Assets to Buyer;

          (c) It will, for itself, its successors and assigns, warrant and defend the title of Buyer, its successors and assigns to the Assets, interests and properties against every person whomsoever claiming the same or any party thereof by, through and under Seller, but not otherwise; however

          WITH RESPECT TO THE WELLS, EQUIPMENT AND OTHER ITEMS OF PERSONALTY WHICH MAY BE COVERED HEREBY, THE SAME ARE USED AND ARE SOLD ON AN "AS IS" AND "WHERE IS" BASIS WITH ALL FAULTS, IF ANY. SELLER SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS, LOSS, OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY BY SAID WELLS, EQUIPMENT OR PERSONAL PROPERTY, BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY RELATED TO OR ARISING OUT OF THIS AGREEMENT. SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SAID WELLS, EQUIPMENT AND PERSONAL PROPERTY AND EXPRESSLY DISCLAIMS ANY WARRANTIES WITH RESPECT THERETO; and

          (d) The interests which Buyer shall receive shall include production or the right to proceeds of production from each well located on the ATP and the Leases in an amount which is not less than the percentage net revenue interest set forth in Paragraph 2 above. In addition, Seller represents that the interest to be conveyed, assigned and transferred to Buyer shall not require Buyer to bear a greater percentage of costs and expenses than the percentage interest set forth in paragraph 2, above. This representation of warranty is by, through and under Seller, but not otherwise; and

          (e) To the extent of the interest described in paragraph 2, above, Seller has full and complete ownership of the Assets conveyed, assigned and transferred hereunder, and that the Assets to be purchased by Buyer are free and clear of all liens, judgments, mortgages and other burdens or encumbrances created by Seller. Provided however, Seller's interest is subject to that certain Settlement Agreement between Seller and Tri-Star Petroleum Company dated effective the 14th day of May, 1997, a copy of which has been furnished to Buyer; and

          (f) Seller's contract rights and/or title to undivided interest in the Assets has not been forfeited under the terms of the Operating Agreement covering the interests, and that it is not in arrears with respect to any joint interest billing account;

          (g) Any credit to the joint operating agreement, resulting from any audit of that account, shall accrue to the benefit of Buyer without regard to whether the credit relates to periods of time before or after the Effective Date; and

          (h) Upon request by Buyer, Seller will execute and return to Buyer a Notice under the Income Tax Assessment Act of 1997 as amended, section 330-235, formerly a 124AB Notice under Australia's Income Assessment Act.

     9.   ALLOCATION OF LIABILITY AND INDEMNIFICATIONS.

          (a)  DEFINITIONS.

               The term "BUYER'S ASSUMED LIABILITIES" shall mean and include:

               (i) All costs, expenses, liabilities and obligations or otherwise agreed to be paid by Buyer pursuant to the terms of this Agreement; and

               (ii) All costs, expenses, liabilities, claims and obligations arising out of, in connection with, or resulting directly or indirectly from the ownership or operation of the Assets (excluding Seller's Retained Liabilities), insofar as such claims relate to periods of time subsequent to the Effective Date.

               The term "SELLER's RETAINED LIABILITIES" shall mean and include:

               (i) All costs, expenses, liabilities and obligations or otherwise agreed to be paid by Seller pursuant to the terms of this Agreement; and

               (ii) All costs, expenses, liabilities, claims and obligations arising out of, in connection with, or resulting directly or indirectly from the ownership or operation of the Assets, insofar as such claims relate to periods of time prior to the Effective Date.

               (iii) All legal fees charged to the joint account and attributable to the interests purchased and sold hereunder prior to the Effective Date;

               (iv) Any final and incontestable charge to the joint operating account, resulting from any audit of the joint operating account, for periods of time prior to the Effective Date.

          (b) LIABILITIES. Buyer agrees to assume, pay, perform, fulfill, discharge and be liable for all of Buyer' Assumed Liabilities, and Seller agrees to retain, perform, fulfill, discharge and be and remain liable for all of Seller' Retained Liabilities.

          (c) SELLER'S INDEMNITY. SUBJECT TO THE PROVISIONS OF THE SECTION 8(a), ABOVE, SELLER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, OR ANY OF THEM, FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE EXPENSES OF LITIGATION AND REASONABLE ATTORNEY'S FEES) ARISING DIRECTLY OUT OF SELLER'S OWNERSHIP OR USE OF THE INTEREST IN THE ASSETS TO BE PURCHASED HEREUNDER; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL BE LIMITED TO THOSE CLAIMS, RIGHTS, DEMANDS AND CAUSES OF ACTION ARISING FROM ACTIVITY OCCURRING PRIOR TO THE EFFECTIVE DATE OF THE SALE.

          (d) BUYER'S INDEMNITY. BUYER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, OR ANY OF THEM, FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE EXPENSES OF LITIGATION AND REASONABLE ATTORNEY'S FEES) ARISING DIRECTLY OUT OF BUYER'S OWNERSHIP OR USE OF THE INTEREST IN THE ASSETS TO BE PURCHASED HEREUNDER; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL BE LIMITED TO THOSE CLAIMS, RIGHTS, DEMANDS AND CAUSES OF ACTION ARISING FROM ACTIVITY OCCURRING AFTER THE EFFECTIVE DATE OF THE SALE.

     10. REVIEW AND INSPECTION OF THE ASSETS. Prior to the Closing, Buyer shall have the rights to perform due diligence review and inspection of the Assets. Seller shall make available to Buyer, both before and after Closing, all information and data relating to the Assets as they may have and as reasonably requested by Buyer, including, but not limited to the following:
(a) financial and accounting records; (b) production, engineering, geological and geophysical data and reports for the Leases; (c) copies of engineering, geological and geophysical studies, subject to any license and non-disclosure requirements; (d) copies of seismic data across any of the Leases (subject to any license restriction and non-disclosure requirements); (e) title records, including, but not limited to, copies of the Leases; (f) material and relevant information concerning pending litigation (excluding information subject to attorney-client or attorney work product privilege); (g) regulatory compliance; (h) contracts between Seller and third parties with regard to the Asset; and (i) all permits and licenses pertaining to the Assets. Nothing contained in this paragraph shall obligate Seller to take any action or expend any money to acquire anything for Buyer which Seller does not already have in its possession. Seller does not warrant the accuracy of any such material.

     11. WAIVER. Seller and Buyer certify that they are not "Consumers" within the meaning of the Texas Deceptive Trade Practices - Consumer Protection Act, Subchapter E of the Chapter 17, Sections 17.41 et seq., of the Texas Business and Commerce Code, as amended (the "DTPA"). The parties covenant, for themselves and on behalf of any successors and assignees, that if the DTPA is applicable (a) the parties are "business consumers" thereunder, (b) each party hereby waives and releases all of its rights and remedies thereunder (other than Section 17.555, Texas Business and Commerce
Code) as applicable to the other party and its successors, and (c) each party shall defend and indemnify the other from and against any and all claims, demands, or causes of action of or by that party or any successor or any of its affiliates based in whole or in part on the DTPA, arising out of or in connection with the transaction set forth in this Agreement.

                             WAIVER OF CONSUMER RIGHTS

          PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF PURCHASER'S OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

     12. NOTICES. All communications required or permitted under this Agreement shall be in writing and communications or delivery hereunder shall be deemed to have been fully made in actually delivered, or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the address as set forth below:

     SELLER:

               Amerind Oil Company, Ltd.
               Suite 500, Wilco Building
               415 West Wall Street
               Midland, Texas  79701-4467
               Attention: Mr. Robert C. Leibrock, General Partner
               Telephone:  (915) 682-8217
               Telecopier:  (915) 686-0747

     BUYER:

               Tipperary Oil & Gas Corporation
               633 Seventeenth St., Suite 1550
               Denver, Colorado  80202
               Attention: Mr. David L. Bradshaw, President
               Telephone:  (303) 293-9379
               Telecopier:  (303) 292-3428

     13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING, HOWEVER, ANY PROVISION OF THE TEXAS LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF A DIFFERENT JURISDICTION.

     14. FURTHER ASSURANCES. Incidental and subsequent to Closing, each of the parties shall execute, acknowledge, and deliver to the other such further instruments (including any stamp duty or other form necessary for, or incident to, the notation, sanction, approval or transfer to Buyer of any title or interest in either the Assets or the Operating Agreement), and to take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. Buyer will notify all appropriate governmental agencies in Australia that its ownership of the Assets is subject to the security interest of Amerind until the Note is paid in full, as and when Tipperary communicates with such agencies to register its ownership of interests regarding the Comet Ridge Prospect.

     15. GOVERNMENT APPROVALS. Seller will cooperate with Buyer, in a timely manner (both before and after closing), in obtaining any necessary or desired consents or approvals of the Government of Australia or any state thereof, including, without limitation, the execution of any documents necessary (in the opinion of Buyer and its counsel) to obtain any consent or approval of interests arising under the Operating Agreement, or to perfect the title of Buyer or Seller in the Assets and/or to obtain any necessary governmental sanction of the Operating Agreement.

     16. INFORMATION AND MATERIALS. To the extent that it does not violate any confidentiality agreement previously executed or agreed to by Buyer, Buyer will provide Seller with all information and materials which other parties to the Operating Agreement receive from the operator of the Comet Ridge Project. To the extent that Buyer has the ability to do so, Seller will be invited to attend all technical and other meetings of the parties to Operating Agreement, as a guest of Buyer or as an additional representative of Buyer.

     17. EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorney's and accountant's fees.

     18. EXISTING RELATIONSHIP. Seller and Buyer are co-signatories to the JOA and co-owners in the various rights, interests, contracts and agreements which, as to Seller's interests, constitute the Assets. As a result of this relationship, Buyer and Seller jointly acknowledge that they are familiar with the condition of the Assets and interests and properties to be purchased and sold hereunder, and that they have personal knowledge of all operations which have been conducted by the owners on, and with respect to, the interests and properties which are the subject of this Agreement. Seller acknowledges that it is experienced and knowledgeable in the oil and gas industry, and has relied solely on its own legal, tax and other professional counsel concerning this Agreement.

     19. ARBITRATION. Seller and Buyer agree that all disputes or disagreements arising under the terms of this Agreement or arising with respect to any obligations assumed by the parties hereto shall be submitted to binding arbitration subject to the rules of the American Arbitration Association, except as to the choice of arbitrators. The arbitrators shall be chosen by each party choosing an arbitrator who shall select a third arbitrator. If the chosen arbitrators fail to agree on a third arbitrator, either party may petition any District Court in Midland County, Texas to select a third arbitrator.

     20. EXHIBITS. All exhibits to this Agreement are incorporated herein by reference.

     21. SUCCESSORS AND ASSIGNS. The terms, covenants and conditions hereof bind and inure to the benefit of Buyer and Seller and their respective successors and assigns.

     22. CONFLICTS. In the event of a conflict between this Agreement and the terms and conditions of the Operating Agreement, the provisions of the Operating Agreement shall prevail. In all other respects, this Agreement shall supersede all prior agreements between the parties hereto regarding the subject matter hereof, whether written or oral.

     23. SURVIVAL. The covenants, obligations, indemnities, representations and warranties included in this Agreement shall survive the Closing and remain actionable thereafter.

     24. PRODUCT OF NEGOTIATION. This Agreement is the product of negotiation between Buyer and Seller. No fiduciary duty, if any, owed by Buyer and Seller in any prior agreement shall apply to the process of negotiation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties before the undersigned competent witnesses on the dates indicated below.

SELLER:                            BUYER:


AMERIND OIL COMPANY, LTD.          TIPPERARY OIL & GAS CORPORATION



By: s/b Robert C. Leibrock         By: s/b David L. Bradshaw
   ----------------------------        -----------------------------------------
     Robert C. Leibrock                 David L. Bradshaw
     General Partner                    President



ATTEST:                            ATTEST:



By:  s/b Harris E. Kerr            By: s/b Elaine R. Treece
   ----------------------------       ------------------------------------------
                                       Secretary

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


STATE OF TEXAS      S
                    S
COUNTY OF HARRIS    S


     The foregoing instrument was acknowledged before me on this the 31st day of October, 1997 by Robert C. Leibrock, General Partner of Amerind Oil Company, Ltd. on behalf of said partnership.

Witness my hand and official seal.


                              s/b  Patricia L. Gunning
                              --------------------------------------------------
                                   Notary Public
                                   THE STATE OF TEXAS

My Commission Expires:

6-22-98
----------------------


STATE OF COLORADO   S
                    S
COUNTY OF DENVER    S


     The foregoing instrument was acknowledge before me on this the 31st day of October, 1997 by David L. Bradshaw, President of Tipperary Oil & Gas Corporation, on behalf of said corporation.

Witness my hand and official seal.


                              s/b  Michelle R. S. Sullivan
                              --------------------------------------------------
                                   Notary Public - Michelle R. S Sullivan
                                   THE STATE OF COLORADO

My Commission Expires:

December 19, 1998
----------------------


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